UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ADVANCED VENTURES CORP.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	42-1772663 (I.R.S. Employer Identification No.)

No. 6 Houjiayu, Wangzuoxiang Beijing, China (Address of principal executive offices)	100000 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange of which
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: 333-169861

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value of $0.0001
(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

Our Common Stock

We are authorized to issue 3,000,000,000 shares of our Common Stock, $0.0001 par value, of which, as of July 1, 2012, 82,500,000 shares are issued and outstanding. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Our Preferred Stock

We are not authorized to issue shares of preferred stock.

Item 2. Exhibits
Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation(1)
3.2	Bylaws (1)
3.3	Certificate of Amendment of the Certificate of Incorporation of Advanced Ventures Corp. dated February 21, 2012 and having an effective date with the Delaware Secretary of State on March 7, 2012 (2)
(1)	Filed as an Exhibit to Advanced Ventures Corp.'s Registration Statement on Form S-1 filed with the SEC on October 12, 2010 and incorporated herein by this reference.
(2)	Filed as an Exhibit to Advanced Ventures Corp.'s Current Report on Form 8-K filed with the SEC on March 7, 2012 and incorporated herein by this reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DATE: July 10, 2012

ADVANCED VENTURES CORP.

By:	/s/ Benson Lim
Benson Lim
Chief Financial Officer and Director